Exhibit 99.1

FOR FURTHER INFORMATION
At the Company – (702) 784-7777:
Dan Lee – Chairman & CEO
Steve Capp – CFO
Chris Plant or Lewis Fanger – Investor Relations

PINNACLE ENTERTAINMENT WITHDRAWS BID FOR KANSAS GAMING FACILITY

LAS VEGAS, Sept. 16, 2008 – Pinnacle Entertainment, Inc. (NYSE: PNK) today announced that its wholly owned subsidiary, PNK (Kansas), LLC, has withdrawn its application to be selected as a lottery gaming facility manager for the Northeast Kansas Gaming Zone. In view of the current turmoil in the financial markets, the Company has decided to focus its resources on its existing projects and development opportunities in Louisiana, Missouri and other jurisdictions.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina, and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. The Company opened Lumière Place, a $507 million casino hotels complex in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay; is developing a casino resort in Baton Rouge, Louisiana; and has submitted a proposal for a casino resort in Kansas City, Kansas, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey, on which it plans to build a major new casino resort.

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